As filed with the Securities and Exchange Commission on December 30, 2019

Registration No. 333-227106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Genesee & Wyoming Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-0984624
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

20 West Avenue

Darien, Connecticut 06820

(203) 202-8900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Allison M. Fergus, Esq.

General Counsel and Secretary

Genesee & Wyoming Inc.

20 West Avenue

Darien, Connecticut 06820

(203) 202-8900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement No. 333-227106, originally filed by Genesee & Wyoming Inc. (“G&W”) with the Securities and Exchange Commission on August 29, 2018 (the “Registration Statement”).

This Post-Effective Amendment is being filed in connection with the closing on December 30, 2019 of the transactions contemplated by the Agreement and Plan of Merger, dated as of July 1, 2019 (the “Merger Agreement”), by and among G&W, DJP XX, LLC (“Parent”) and MKM XXII Corp. (“Merger Sub”), a wholly-owned subsidiary of Parent, pursuant to which Merger Sub has merged with and into G&W, with G&W continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

As a result of the closing of the transactions contemplated by the Merger Agreement, G&W has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by G&W in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, G&W hereby removes and withdraws from registration all securities of G&W registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Darien, State of Connecticut, on this 30th day of December, 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

Genesee & Wyoming Inc.

By:	/s/ Allison M. Fergus
	Name:	Allison M. Fergus
	Title:	General Counsel and Secretary